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                                                                   EXHIBIT 23.1

                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of The Knot, Inc. for the registration of 2,800,000 shares of its common stock and to the incorporation by reference therein of our report dated February 14, 2003, with respect to the consolidated financial statements, and our report dated March 28, 2003, with respect to the financial statement schedule of The Knot, Inc., both of which are included in its Annual Report (Form 10-K) for the year ended December 31, 2002.

/s/ ERNST & YOUNG LLP

New York, New York
December 10, 2003